EXHIBIT 21.1

The subsidiaries of Clarus Corporation are:

      Clarus International, Inc., a Delaware corporation

      Clarus eMEA, Ltd., a U.K. corporation

      Clarus CSA, Inc., a Delaware corporation

      Clarus CSA, Inc., a corporation incorporated under the laws of Ireland

      SAI America Limited, a limited company incorporated under the laws of Ireland

      SAI America LLC, a Delaware limited liability company

      SAI Recruitment Limited, a limited company incorporated under the laws of Ireland

      i2Mobile.com Limited, a limited company incorporated under the laws of Ireland

      Software Architects International, LLC, a limited company incorporated under the laws of Ireland

      REDEO Technologies, Inc., a Delaware corporation